Exhibit 99.1

FOR:	BROOKSTONE, INC.

CONTACT:	Philip Roizin EVP of Finance and Administration (603) 880-9500

Robert Fusco Investor Relations (603) 880-9500

FOR IMMEDIATE RELEASE

Brookstone Announces Strong 1st Quarter Results, Reports Improved Earnings Over 2002

NASHUA, N.H., May 21, 2003 – Positioning itself for another successful year, specialty retailer Brookstone, Inc., (Nasdaq: BKST) today announced that strong first quarter results improved the Company’s earnings performance over 2002.

For the first quarter ended May 3, 2003, Brookstone total sales increased 7.6 percent to $61.0 million, compared to $56.6 million for the first quarter last year. Same-store sales for the comparable 13-week period surged 5.9 percent, while sales in the Direct-to-Customer segment were relatively flat at $10.1 million, compared to $10.3 million in 2002, on a slight reduction in catalog circulation.

For the first quarter, Brookstone reported a net loss of $6.4 million, or $0.75 per diluted share, a $0.03 improvement over the first quarter 2002 net loss of $6.5 million, or $0.78 per diluted share.

Because of the seasonal nature of specialty retailing, Brookstone generally carries a loss through the first three quarters and makes its profit in the fourth quarter.

Brookstone Chairman, President and Chief Executive Officer Michael Anthony credited the Company’s successful first quarter results to the strength of the Company’s new-product offerings that underscore quality, function, design and value for the customer.

“I am pleased with our first quarter 2003 sales results, particularly in light of the challenges all retailers faced over the past several months,” Mr. Anthony said. “Brookstone recorded a successful quarter by continuing to offer innovative products that are unique and functional and differentiate us from the rest of retailing. Throughout 2003 we will introduce an increasing array of new products that customers will be able to find only at Brookstone.

“As our products evolve, so too does the environment in which they are showcased,” Mr. Anthony said. “In the first quarter 2003 we debuted two Brookstone stores featuring our dynamic new store prototype. This design has tested well with customers and is generating increased sales. To date, we are very pleased with the results achieved with this new store format. By the end of the year, up to 12 percent of our entire chain will incorporate this new store design.”

Looking ahead to the second quarter and beyond, Mr. Anthony said: “We believe the second quarter will post a net loss per diluted share of between $0.30 and $0.35. This compares to our net loss of $0.26 which included a $0.05 gain on curtailment of retiree medical benefits recorded during the second quarter of last year.

“We expect that same store sales will rise in the mid single digits. It is important to note that our more aggressive remodeling and new store schedule this year compared to 2002 will affect our second quarter earnings.

“The fundamentals of our business remain quite strong. We are on track to open a total of 15-20 stores and remodel 10-15 stores this year, compared to opening 12 stores and remodeling two in 2002. Furthermore, we believe we are well positioned for continued success in the second quarter and the important Father’s Day holiday.”

Mr. Anthony concluded: “Because of our strong initial performance in 2003, as well as the amount of proprietary product in our design and engineering pipeline, we believe we are on track to meet our earnings target for the year of between $1.60 and $1.65 per diluted share.”

Brookstone, Inc. is a specialty retailer that operates 258 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls and airports, the stores feature unique and innovative consumer products. The Company also operates three stores under the Gardeners Eden Brand, and a direct marketing business that consists of three catalogs — Brookstone, Hard-to-Find Tools and Gardeners Eden — as well as an e-commerce web site at http://www.ir.brookstone.com/.

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

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(tables follow)

Brookstone, Inc.

Consolidated Statement of Operations

($ in thousands)

	(Unaudited)
	Thirteen Weeks Ended
	May 3, 2003	May 4, 2002
Net sales	$60,957	$56,633
Cost of sales	46,166	43,742

Gross profit	14,791	12,891
Selling, general and administrative expenses	25,085	23,098

Loss from operations	(10,294)	(10,207)
Interest expense, net	131	307

Loss before taxes	(10,425)	(10,514)
Income tax benefit	(4,014)	(3,995)

Net loss	$(6,411)	$(6,519)

Basic / diluted loss per share:
Net loss	$(0.75)	$(0.78)

Weighted average shares outstanding basic/diluted	8,539	8,407

Brookstone, Inc.

Consolidated Balance Sheet

($ in thousands)

	Unaudited
	May 3, 2003	May 4, 2002	February 1, 2003
Current Assets:
Cash and cash equivalents	$30,329	$14,156	$54,144
Receivables, net	6,922	6,222	6,079
Merchandise inventories	59,871	57,646	58,987
Deferred income taxes	8,274	7,824	4,161
Other current assets	6,137	5,009	5,280

Total current assets	111,533	90,857	128,651

Deferred income taxes	5,854	4,536	5,854
Property and equipment, net	39,851	43,258	39,720
Intangible assets, net	4,326	4,676	4,413
Other assets	3,753	2,720	1,954

Total assets	$165,317	$146,047	$180,592

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$11,345	$10,400	$10,720
Other current liabilities	23,031	17,748	33,197

Total current liabilities	34,376	28,148	43,917

Other long term liabilities	13,943	13,407	13,809
Long term obligation under capital lease	2,069	2,238	2,110

Commitments and Contingencies
Total shareholders’ equity	114,929	102,254	120,756

Total liabilities and shareholders’ equity	$165,317	$146,047	$180,592

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